Exhibit 5.1

Horwitz + Armstrong
A Professional Law Corporation

14 Orchard, Suite 200	North San Diego Office:
Lake Forest, California 92630 T: (949) 540-6540 F: (949) 540-6578	804 N. The Strand #9 Oceanside, CA 92054

September 18, 2018

GrowLife, Inc.
5400 Carillon Point
Kirkland, WA 98033
(866) 781-5559

RE:
GrowLife, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to GrowLife, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form S-1 (No. 333-227171) (the “Registration Statement”), including the prospectus contained therein (the “Prospectus”) relating to the distribution of nontransferable subscription rights (the “Rights”) to its stockholders. Each Right reflects the right of the holder to purchase, together for a single purchase price, one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”) (such shares of Common Stock underlying all of the Rights, the “Rights Shares”) and two ½ warrants , consisting of one ½ warrant which will be exercisable for one share of our Common Stock at an exercise price of $0.018 per share and one ½ warrant exercisable for one share of our Common Stock at an exercise price of $0.024 (collectively with all such warrants, the “Warrants,” and such shares of Common Stock underlying all of the Warrants, the “Warrant Shares”). The aggregate Rights may be exercised for an aggregate amount of up to $6,000,000.

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) factual information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that:

1.
When the Rights have been issued and delivered as contemplated in the Registration Statement, the Rights will be valid and binding obligations of the Company.

2.
When the Rights Shares have been issued and delivered upon exercise of the Rights in accordance with the terms of the Registration Statement against the receipt of requisite consideration provided therein, and have been registered by the registrar, the Rights Shares will be validly issued, fully paid and non-assessable.

3.
When the Warrants have been duly authorized, executed and delivered upon exercise of the Rights in accordance with the terms of the Registration Statement against the receipt of requisite consideration provided for therein, the Warrants will be valid and binding obligations of the Company.

4.
The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)       Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)       We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)       With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the exercise price for the Warrant Shares will not be adjusted to an amount below the par value per share of the Common Stock.

(d)       We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Delaware and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Commission on or about the date hereof, and to the reference to our firm in the Prospectus relating thereto under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Sincerely,

/s/ Horwitz + Armstrong
Horwitz + Armstrong
A Professional Law Corporation